Exhibit 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 480-0402

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
Somaxon’s SILENOR™ Demonstrates Positive Results
in Long-Term Phase 3
Clinical Trial in Elderly Patients with Insomnia
▪	SILENOR™ Demonstrates Statistically Significant Improvement vs. Placebo in the Primary Endpoint, Wake After Sleep Onset (WASO), and Multiple Secondary Endpoints

▪	Represents Fourth Phase 3 Clinical Trial of SILENOR™ to Demonstrate Positive Results in the Treatment of Insomnia

▪	Somaxon on Track for New Drug Application (NDA) Filing in Q3 2007
San Diego, CA – December 18, 2006- Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX) today announced positive results from the company’s Phase 3 clinical trial evaluating SILENOR™ (doxepin HCl) in elderly patients with chronic primary insomnia. SILENOR™ demonstrated a statistically significant improvement compared to placebo in the primary endpoint of this trial, Wake After Sleep Onset (WASO) as measured at night one, for both doses studied (1mg: p=0.0053, 3mg: p<0.0001). Statistical significance for this endpoint was also achieved at the end of the twelve week treatment period for both doses studied (1mg: p=0.0330, 3mg: p<0.0001).
With the conclusion of this clinical trial, Somaxon has completed six well-controlled clinical trials with SILENOR™ for the treatment of insomnia, including four Phase 3 clinical trials. In each of these clinical trials, SILENOR™ demonstrated statistically significant results in the trial’s designated primary endpoint. These endpoints included measures of both sleep maintenance and sleep onset. The company anticipates filing an NDA with the U.S. Food and Drug Administration (FDA) in the third quarter of 2007, assuming that the company’s preclinical studies for SILENOR™ are successful and proceed as currently scheduled.
This Phase 3 clinical trial was a randomized, double-blind, placebo-controlled, multi-center, parallel group trial designed to assess the efficacy and safety of 1mg and 3mg of SILENOR™ in elderly patients with chronic primary insomnia. The trial enrolled 240 elderly subjects, and efficacy assessments evaluated both objective polysomnography (PSG) and subjective measures of sleep. Subjective efficacy assessments were made both in the sleep laboratory and on an outpatient basis. Safety and efficacy were evaluated over a twelve week period, which we believe represents the longest clinical trial reported to date for insomnia that evaluated efficacy in both the sleep laboratory and outpatient settings.
Both doses of SILENOR™ achieved statistical significance for objective measures of sleep maintenance in the sleep laboratory setting, and for subjective measures of sleep maintenance and sleep onset in the outpatient setting. Effects at week twelve were statistically significant and similar to those observed at night one.
With respect to sleep maintenance, in addition to the results on WASO, both doses demonstrated a statistically significant improvement compared to placebo in Total Sleep Time (TST), Sleep Efficiency (SE) and subjective Total Sleep Time (sTST) at the first timepoint. These effects were also statistically significant at the last timepoint following twelve weeks of nightly administration. Both doses of SILENOR™ also achieved statistically significant results compared to placebo in SE for the final third of the night as measured at the first timepoint. This effect was maintained throughout the trial for the 3 mg dose.

With respect to sleep onset, both doses of SILENOR™ achieved statistically significant results compared to placebo in Latency to Sleep Onset (LSO) in the outpatient setting. This effect was maintained throughout the clinical trial. Both doses of SILENOR™ demonstrated improvements relative to baseline in Latency to Persistent Sleep (LPS), but statistical significance versus placebo was not observed.
Consistent with earlier trials, this clinical trial demonstrated again that SILENOR™ was well tolerated. The incidence of adverse events was comparable to placebo. There were no statistically significant differences relative to placebo in next day residual effects. No amnesia or memory impairment was reported in the SILENOR™ treated group, and there were no differences compared to placebo in weight gain.
Tom Roth, Ph.D., Chief, Division Head, Sleep Disorders & Research Center, Henry Ford Hospital, said: “The results from this trial are impressive. This is the first long-term clinical trial that evaluated a treatment for insomnia both objectively and subjectively in any patient population. The studied product candidate appears to have a robust and sustained effect on a variety of efficacy measures. I am also particularly impressed with the safety and tolerability of this drug in elderly patients where these issues are of great concern.”
Ken Cohen, Somaxon’s President and CEO, added, “With this positive SILENOR™ data we have completed our Phase 3 clinical development program. The data generated suggest that SILENOR™ produces clear, positive, clinically meaningful improvements in patients with insomnia, with a favorable safety and tolerability profile. We believe this product candidate, if approved by the FDA, has the potential to become a significant participant in a large and rapidly expanding insomnia market. Our goals for 2007 will focus on the culmination of our strategic collaboration discussions and the filing of a New Drug Application for SILENOR™ in the third quarter.”
Somaxon has previously reported the results of three Phase 3 clinical trials evaluating SILENOR™ for the treatment of insomnia. The company reported the results from the first of these clinical trials, which evaluated SILENOR™ in the treatment of adults with chronic insomnia, in April. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of WASO, as well as a range of secondary endpoints including LPS.
Somaxon reported results from its second Phase 3 clinical trial, which evaluated SILENOR™ in healthy adults experiencing transient insomnia in a sleep laboratory setting, in October. SILENOR™ demonstrated a statistically significant improvement compared to placebo on the primary endpoint of LPS, as well as a range of secondary endpoints including WASO, TST and LSO.
The company reported results from its third Phase 3 clinical trial, which evaluated SILENOR™ in elderly patients with primary sleep maintenance insomnia in an outpatient setting, last month. SILENOR™ demonstrated a statistically significant improvement compared to placebo in the primary endpoint of sTST, as well as a range of secondary endpoints including subjective Wake After Sleep Onset and Sleep Quality.
In each of these trials, SILENOR™ was well tolerated and adverse events were comparable to placebo.
Assuming that the company’s planned preclinical studies for SILENOR™ are successful and proceed as currently scheduled, Somaxon expects to file an NDA with the FDA for SILENOR™ in the third quarter of 2007. This timing assumes that the initial NDA submission will include all of the data from the company’s completed genotoxicity and ongoing reproductive toxicology studies requested by the FDA, but that the FDA will allow the company to submit the data from the requested carcinogenicity studies at a later date. The FDA has previously indicated to Somaxon that depending on the outcome of the genotoxicity studies, it may be flexible as to the timing of the conduct of the carcinogenicity studies, including the potential that the data from those studies may be submitted as a post-NDA approval commitment. The company has submitted the results of the genotoxicity studies to the FDA and is awaiting a response; as the company previously reported, no signal indicative of genotoxicity was observed in any of those studies.
About Insomnia
Nearly 70 million American adults are affected by insomnia – characterized by difficulty falling asleep, waking frequently during the night, waking too early and not being able to return to sleep, or waking up not feeling refreshed. The prevalence of insomnia is greater in the elderly than in adults, particularly sleep maintenance insomnia.
Results from a 2005 National Sleep Foundation Sleep in America poll reported that respondents experienced the following insomnia symptoms:
▪	54% experience insomnia symptoms a few nights a week;

▪	32% awake often during the night (sleep maintenance);

▪	21% wake up too early and can not get back to sleep (premature final awakening); and

▪	21% have difficulty falling asleep (sleep onset).
An estimated 20 to 40% of all adults complain of acute, or transient, insomnia, generally defined as a complaint lasting several days up to a couple of weeks, while 10 to 15% complain of chronic insomnia, generally defined as a complaint lasting approximately 4 weeks or longer.
About SILENOR™
SILENOR™ is a low-dose (1 mg, 3 mg, 6 mg) oral tablet formulation of doxepin HCl that is patent protected for its use in insomnia. Doxepin has been prescribed for more than 35 years for the treatment of depression and anxiety at dosages typically ranging from 75 mg to 300 mg per day. At the currently prescribed higher doses, doxepin is known to have a range of undesirable side effects. However, at the doses used in SILENOR™ in controlled clinical trials completed by Somaxon to date, SILENOR™ has been well tolerated.
Unlike most approved insomnia medications, SILENOR™ is not thought to produce its sleep-promoting effects via benzodiazepine recognition sites associated with the GABA neurotransmitter system. Drugs that act on these receptors have been associated with amnesia, hallucinations, physical dependence and drug-seeking behavior. The U.S. Drug

Enforcement Administration (DEA) classifies these products as Schedule IV controlled substances and carefully monitors and controls their prescribing and use. In contrast, it is believed that the effects of SILENOR™ are mediated through blockade of histamine (H1) receptors in the central nervous system. Histamine is an important neurotransmitter in the sleep-wake cycle; histamine blockade has been demonstrated to reduce wakefulness and to promote the initiation and maintenance of sleep. Further, histamine blockade has not been associated with recreational abuse or diversion.
Conference Call Information
Somaxon management will host a conference call today at 9:00 a.m. Eastern Time to review the results of this Phase 3 trial. Callers may participate in the conference call by dialing (800) 219-6110 (domestic) or (303) 262-2211 (international). The conference call also will be available to interested parties through a live audio Internet broadcast at www.somaxon.com and www.opencompany.info.
A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), and entering passcode 11079304#. The call will be archived and accessible at www.somaxon.com and www.opencompany.info for approximately one year.
About Somaxon Pharmaceuticals
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. Somaxon expects to file a New Drug Application with the U.S. Food and Drug Administration for SILENOR™ in the third quarter of 2007, assuming that its preclinical studies are successful and proceed as currently scheduled. Somaxon has completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results and a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company will evaluate the results from both of these trials before making determinations regarding the future of the nalmefene program. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements about the planned filing of an NDA for SILENOR™, the potential for the FDA to allow Somaxon to submit results from carcinogenicity studies after NDA filing, and the potential to consummate a strategic collaboration or other transaction relating to

SILENOR™ and/or Somaxon’s other product candidates are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, the results which may be observed in the pending preclinical studies for SILENOR™; the potential for SILENOR™ to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to require additional preclinical work or other clinical requirements to support an NDA submission for SILENOR™ or to be completed after regulatory approval; the timing of receipt of preclinical study results and any NDA submission; unexpected findings relating to SILENOR™ that could delay or prevent regulatory filings, approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing or marketing of and obtaining regulatory approval for SILENOR™; the scope and validity of patent protection for SILENOR™; the market potential for insomnia, and Somaxon’s ability to compete; Somaxon’s ability to attract and retain key personnel; and other risks detailed in Somaxon’s prior press releases as well as in periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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